
FIRST
GUARANTY
BANK

2021

1st Quarter Report

FIRST GUARANTY BANCSHARES, INC.

fgb.net

FIRST GUARANTY BANCSHARES, INC.

Post Office Box 2009
Hammond, Louisiana 70404-2009

PRESORTED
FIRST-CLASS MAIL
U.S. POSTAGE PAID
BATON ROUGE, LA
PERMIT NO. 984

A Message to Our Shareholders

Dear Shareholders,

- Net Income, First Quarter 2021, $5,023,000 versus First Quarter 2020, $3,825,000 an increase of 31.3% year over year.
- Total Loans, March 31, 2021, $1,966,432,000 versus March 31, 2020, $1,544,132,000 an increase of 27.3%.
- Total Loans, March 31, 2021, $1,966,432,000 versus December 31, 2020, $1,844,135,000, an increase for the quarter of $122,297,000 or 6.64%.
- Earnings per Common Share for First Quarter 2021, $0.52 versus $0.39 earnings per share First Quarter 2020, an increase of 33.3%.
- Total Interest Income, First Quarter 2021, versus First Quarter 2020, virtually unchanged in spite of steep decrease in interest rates.
- Total interest expense, First Quarter 2021, $5,739,000 versus $7,514,000, First Quarter 2020. A decrease of 23.62%.
- Total Noninterest Expense, First Quarter 2021, $14,988,000 versus $14,295,000 First Quarter 2020, an increase of only 4.85%.
- ROE, First Quarter 2021, 11.31%, First Quarter 2020, 9.00%.

These numbers show the incredible progress First Guaranty Bancshares, Inc. has made in the past year. These are the results of clear direction by the Board of Directors and great execution by the First Guaranty Bancshares, Inc. team. The result has been great progress towards a fortress balance sheet and enhancement of shareholder value.

Thank you for your continued support.

Sincerely,



Alton B. Lewis
Chief Executive Officer/President
First Guaranty Bancshares, Inc.

NASDAQ Symbol: **FGBI**

We're Social:

Have Questions?

Vanessa Drew | InvestorRelations@fgb.net

At A Glance
(unaudited)

Branches
33

ATMs
46

Total Assets
$2.6 Billion

Deposits
$2.3 Billion

Total Loans
$2.0 Billion

$5.0 Million
1Q2021 Earnings

111 and counting
Consecutive dividends paid

87
Years in Banking



Member FDIC

Consolidated Balance Sheet
(in thousands, except shared data)

	March 31,	
	2021	2020
	(unaudited)	
Assets		
Cash and cash equivalents:		
Cash and due from banks	$290,865	$168,962
Federal funds sold	185	493
Cash and cash equivalents	291,050	169,455
Investment securities:		
Available for sale, at fair value	67,692	433,926
Held to maturity, at cost (estimated fair value of $148,160 and $0 respectively)	152,926	-
Investment securities	220,618	433,926
Federal Home Loan Bank stock, at cost	1,197	3,324
Loans held for sale	-	476
Loans, net of unearned income	1,966,432	1,544,132
Less: allowance for loan losses	24,792	11,961
Net loans	1,941,640	1,532,171
Premises and equipment, net	60,064	58,081
Goodwill	12,900	13,217
Intangible assets, net	6,336	6,958
Other real estate, net	1,974	4,385
Accrued interest receivable	13,393	10,076
Other assets	17,520	19,082
Total Assets	$2,566,692	$2,251,151
Liabilities and Shareholders' Equity		
Deposits:		
Noninterest-bearing demand	$466,672	$321,158
Interest-bearing demand	931,069	714,705
Savings	184,669	145,390
Time	732,260	767,352
Total deposits	$2,314,670	$1,948,605
Short-term advances from Federal Home Loan Bank	-	50,000
Repurchase agreements	6,205	6,603
Accrued interest payable	4,471	5,940
Long-term advances from Federal Home Loan Bank	3,327	3,489
Senior long-term debt	40,844	47,014
Junior subordinated debentures	14,787	14,747
Other liabilities	6,093	5,726
Total Liabilities	2,390,397	2,082,124
Shareholders' Equity		
Common stock:		
$1 par value - 100,600,000 authorized shares; issued 9,741,253 shares	9,741	9,741
Surplus	110,836	110,836
Retained earnings	60,831	45,549
Accumulated other comprehensive (loss) income	(5,113)	2,901
Total Shareholders' Equity	176,295	169,027
Total Liabilities & Shareholders' Equity	$2,566,692	$2,251,151

Consolidated Statements of Income

(in thousands, except share, per share data & percentages)

	For the Three-Month Periods Ended March 31, 2021	2020
	(unaudited)	
Interest Income:		
Loans (including fees)	$23,750	$22,460
Deposits with other banks	66	235
Securities (including FHLB stock)	1,525	2,743
Federal funds sold	-	-
Total Interest Income	25,341	25,438
Interest Expense:		
Demand deposits	1,595	2,110
Savings deposits	52	116
Time deposits	3,520	4,560
Borrowings	572	728
Total Interest Expense	5,739	7,514
Net Interest Income	19,602	17,924
Less: Provision for loan losses	608	1,245
Net Interest Income after Provision for Loan Losses	18,994	16,679
Noninterest Income:		
Service charges, commissions and fees	721	729
ATM and debit card fees	843	609
Net gains (losses) on securities	95	500
Net gains on sale of loans	34	16
Other	633	571
Total Noninterest Income	2,326	2,425
Noninterest Expense:		
Salaries and employee benefits	7,535	7,399
Occupancy and equipment expense	2,321	1,829
Other	5,132	5,067
Total Noninterest Expense	14,988	14,295
Income Before Income Taxes	6,332	4,809
Less: Provision for income taxes	1,309	984
Net Income	$5,023	$3,825
Per Common Share:		
Earnings	$0.52	$0.39
Cash dividends paid	$0.16	$0.16
Book Value Per Common Share	$18.10	$17.35
Weighted Average Common Shares Outstanding	9,741,253	9,741,253
Return on Average Assets	0.80%	0.72%
Return on Average Common Equity	11.31%	9.00%

FIRST GUARANTY BANCSHARES, INC.

Post Office Box 2009
Hammond, Louisiana 70404-2009